Filed Pursuant to Rule 433 of the U.S. Securities Act of 1933

Issuer Free Writing Prospectus dated July 18, 2019

Relating to Preliminary Prospectus dated July 15, 2019

Registration No. 333-232554

Intercorp Financial Services Inc.

Free Writing Prospectus

This free writing prospectus relates to the common shares of Intercorp Financial Services Inc., described in its Registration Statement on Form F-1 (File No. 333-232554) and should be read together with the preliminary prospectus (the “Preliminary Prospectus”) included in Amendment No. 1 to the registration statement, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 15, 2019 (as so amended, the “Registration Statement”).

Terms of the Initial Public Offering

Aggregate number of common shares offered by the company and the selling shareholders	9,000,000 common shares. Of this amount, 1,150,000 common shares are newly issued common shares (“Primary Firm Securities”) and 7,850,000 common shares are outstanding common shares (“Secondary Firm Securities”). In addition, Intercorp is offering 100,000 common shares on a best efforts basis in the offer-for-sale process in the Lima Stock Exchange which are not being underwritten by the underwriters.

Option to Purchase additional common shares	We have granted the underwriters an option, exercisable within 30 days from July 18, 2019, to purchase up to an aggregate of 1,350,000 additional common shares, at the public offering price (“Optional Securities”).

Initial public offering price	U.S.$46.00 per common share

Underwriting commissions	U.S.$0.92 per common share

Inteligo Sociedad Agente de Bolsa S.A. structuring fee	U.S.$828,000

Trade date	July 19, 2019

Closing date	July 23, 2019

Company and selling shareholders and number of common shares offered	Company and selling shareholders	Number of common shares offered
	Intercorp Financial Services Inc.	1,150,000 Primary Firm Securities, 432,521 Secondary Firm Securities and 1,350,000 Optional Securities

	Banco Internacional del Perú, S.A.A.—Interbank	1,986,233 Secondary Firm Securities

	Intercorp Perú Ltd.	2,431,246 Secondary Firm Securities

	NWI Emerging Market Fixed Income Master Fund Ltd.	3,000,000 Secondary Firm Securities

Intercorp Financial Services Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Intercorp Financial Services Inc. has filed with the SEC for more complete information about Intercorp Financial Services Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the prospectus may be obtained by contacting BofA Merrill Lynch at 1-800-294-1322 or emailing dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC, C/O Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, telephone: +1 (866) 803 9204; or Itaú BBA USA Securities, Inc., 540 Madison Avenue, 24nd Floor, New York, NY 10022-3263, Attention: Steven Hurwitz; facsimile: +1 (212) 207 9076.